[X Logo]                                                            NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE

BRIGHAM EXPLORATION FIRST QUARTER 2000 OPERATIONAL UPDATE

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         Austin, TX -- (Business Wire) - May 11, 2000 -- Brigham Exploration
Company (NASDAQ:BEXP) today provided its quarterly overview of operational activity for the three month period ending March 31, 2000, which was highlighted by a significant Springer natural gas discovery in its Anadarko Basin province and a successful development well at Brigham's Home Run Field in its Texas Gulf Coast province.

FIRST QUARTER 2000 OPERATIONAL RESULTS

         Brigham spud a total of eight wells during the first quarter in which it retained an aggregate average working interest of 34%. Seven of these wells have been completed and one has been plugged. Brigham's first quarter drilling was concentrated in its 3-D seismic projects in the Anadarko Basin and Gulf Coast provinces and targeted primarily natural gas exploration and development objectives. On a net basis, approximately 70% of these wells were located in the Anadarko Basin and 30% were in the Texas Gulf Coast. Brigham operated 92% of the net wells it participated in during the first quarter.

         Since the end of the first quarter, Brigham has spud four additional wells in which it has retained an aggregate average working interest of 59%. One of these wells is currently being completed, one well has been plugged and two wells are currently drilling.

         Brigham estimates its average net daily production volumes during the first quarter 2000 were approximately 17 million cubic feet of equivalent natural gas (MMcfe), 61% of which was natural gas. Excluding producing properties sold by the Company in mid-1999, Brigham's estimated net production volumes for the first quarter of 2000 increased 20% from the adjusted net volumes produced in the first quarter of 1999, and 4% over actual fourth quarter 1999 volumes. Net production growth in the first quarter 2000 was somewhat lower than management expected primarily due to delays in first production and lower stabilized rates from the Palmer State #2 confirmation well in the Home Run Field in Brooks County, Texas, and declines in production volumes from a recently completed Frio well in Brazoria County, Texas. As a result, Brigham estimates that its average net daily production rate at the end of the first quarter 2000 was approximately 18 MMcfe per day.

ANADARKO BASIN ACTIVITY

         As previously announced, Brigham had a significant Springer discovery in its Anadarko Basin core province during the first quarter. This Springer discovery began producing to sales on May 2nd, and is currently producing at a pipeline curtailed rate of approximately 3 million cubic feet (MMcf) of natural gas and 310 barrels of oil per day. As pipeline capacity is increased over the next two to four weeks, Brigham intends to produce the well at an unstimulated rate of approximately 5 MMcf of natural gas and 400 barrels of oil per day, or
4.1 MMcfe per day net to the Company's approximate 56% revenue interest. Also in the Anadarko Basin, Brigham is completing another Morrow discovery in its Arnett Project, the Anne 5 #1, where the Company retains a 45% working interest. Drilled to a total depth of 11,000 feet, this Morrow discovery is expected to be tested and completed within the next 30 days.

         Brigham plans to spud four wells in its Anadarko Basin projects during the second quarter, including a deep Hunton test that offsets a currently producing well that has produced over 15 Bcfe to date. Brigham currently retains a 69% working interest in this proved undeveloped location, which would confirm a large 3-D imaged fault block with over 50 Bcfe of gross unrisked reserve potential.

GULF COAST ACTIVITY

         In its Texas Gulf Coast province, completion operations have recently begun on the Brigham-operated Palmer State #3 development well, which is an offset to the Company's successful Home Run Field confirmation well, the Palmer State #2. The Palmer State #3 encountered the prospective Vicksburg objectives approximately 130 structural feet high to the Palmer State #2. Recently acquired wireline logs and rotary sidewall cores indicate that the Palmer State #3 encountered 113 feet of net pay with greater than 18% porosity in the Lower Vicksburg.

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These results compare favorably to the currently producing Palmer State #2 well, which encountered 44 feet of net pay with greater than 18% porosity in the Lower Vicksburg. The Palmer State #2 is currently producing at a stabilized rate of approximately 9 MMcfe, or 2.6 MMcfe net to Brigham's revenue interest, at a flowing tubing pressure of 3,900 pounds per square inch.

         Brigham expects to begin production testing of the Palmer State #3 within the next ten days, followed by fracture stimulation operations on productive intervals in the well. Brigham anticipates that the next development well in the Home Run Field will spud by July.

         Brigham plans to spud six wells in its Texas Gulf Coast projects during the second quarter, including the Dinn #2 in its Caliente Project in Duval County, Texas, where the Company retains a 50% working interest. Based on dip-meter and 3-D seismic data analysis, this well is an updip proved undeveloped offset to the Brigham's 1998 Dinn #1 Wilcox discovery, and will test a structure with approximately 50 Bcfe of gross unrisked reserve potential.

MANAGEMENT COMMENT

         Bud Brigham, the Company's Chairman, CEO and President, stated, "Soon after the close of our financing transactions in late February, we began in earnest our 2000 drilling program. Results to date are encouraging, highlighted by our recently completed Springer discovery in the Anadarko Basin and our currently completing Palmer State #3 development well in the Home Run Field. While we experienced disappointing results in two of our bright spot tests during the quarter, these are trends that have experienced significant recent 3-D seismic-driven drilling successes. We therefore remain optimistic about our deep inventory of amplitude-related prospects in the Texas Gulf Coast."

         Mr. Brigham continued, "We are early in our 2000 drilling program, and our recent successes are just beginning to impact our production volumes. The currently producing Palmer State #2 will fully impact our second quarter production, and our Springer discovery and Palmer State #3 well will fully impact our third quarter volumes. In addition, we plan to spud ten wells in our Anadarko Basin and Gulf Coast projects during the second quarter. Based on our recent and current well completions, combined with our accelerating 2000 drilling program, we expect to deliver sequential growth in quarterly production volumes during the remainder of 2000."

ABOUT BRIGHAM EXPLORATION

         Brigham Exploration Company (www.bexp3d.com) is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces.

FORWARD LOOKING STATEMENTS DISCLOSURE

         Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company's filings with the Securities and Exchange Commission.


Contact:    Christopher A. Phelps, Vice President - Finance & Strategic Planning
            (512) 427-3300 / investor@bexp3d.com


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                           BRIGHAM EXPLORATION COMPANY
                           DRILLING ACTIVITY BY REGION

                                                       Gross     Net      WI%
                                                       -----     ---      ---

ANADARKO BASIN             Wells Completed                 3      1.9      63%
                           P&A Wells                       0      0.0       0%
                           Wells Drilling                  0      0.0       0%
                                                       -----     ----      ---
                              Total Wells Spud             3      1.9      63%
                                                       =====     ====      ===
                              Completion Rate           100%     100%


GULF COAST                 Wells Completed (a)             4      0.4      10%
                           P&A Wells                       1      0.5      46%
                           Wells Drilling                  0      0.0       0%
                                                       -----     ----      ---
                              Total Wells Spud             5      0.9      17%
                                                       =====     ====      ===
                              Completion Rate            80%      46%


WEST TEXAS                 Wells Completed                 0      0.0       0%
                           P&A Wells                       0      0.0       0%
                           Wells Drilling                  0      0.0       0%
                                                       -----     ----      ---
                              Total Wells Spud             0      0.0       0%
                                                       =====     ====      ===
                              Completion Rate             0%       0%

OVERALL                    Wells Completed                 7      2.3      33%
                           P&A Wells                       1      0.5      46%
                           Wells Drilling                  0      0.0       0%
                                                       -----     ----      ---
                              Total Wells Spud             8      2.7      34%
                                                       =====     ====      ===
                              Completion Rate            88%      83%



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(a)  Includes three wells drilled and completed in the Esperson Dome Project in which Brigham retains an approximate 1.5% net profit interest before project payout and a variable 12%-20% back-in working interest after project payout depending upon attainment of certain investment return thresholds.